Exhibit 10.1
November 10, 2006

Stratton Nicolaides
Numerex Corp.
1600 Parkwood Circle, Suite 200
Atlanta, GA 30339-2119

Re: Change in Control
Severance Arrangement

Dear Stratton:

1.  The purpose of this letter is to confirm to you that the Numerex Corp. (“NMRX”) Board of Directors have approved a severance arrangement to be put into place on your behalf in the event of a Change in Control of NMRX as set forth below.

2.  If at any time during your employment by NMRX: (i) NMRX consummates a sale, transfer or assignment, in one transaction or a series of related transactions, of all or substantially all of the assets of NMRX, (ii) a sale, transfer, assignment, exchange or other conveyance occurs whereby a person or entity acquires, directly or indirectly, more than 50% of the outstanding voting stock of NMRX, or (iii) a merger or consolidation occurs with or into any other entity which results in a third person or entity, or indirectly, owning more than 50% of the resulting entity, then upon any such occurrence and a subsequent termination of your employment without cause that constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at any time within two years following said Change in Control (the “Payment Event”), you will be entitled to a severance payment equal to twelve times your monthly base salary, which shall be payable in accordance with paragraph 3. For purposes of this paragraph, the concept of termination "without cause" shall specifically include the termination of your employment following a diminution in title, responsibility or salary level as well as required relocation outside of 50 miles from NMRX’s current headquarters following the Change in Control. For purposes of this paragraph, termination for “cause” shall be limited to the following specific events:

a.	Gross negligence or willful misconduct in the performance of NMRX duties;
b.	A material or willful violation of federal or state law injurious to the business or reputation of NMRX;
c.	A refusal or willful failure to act in accordance with any specific lawful direction or order of NMRX;
d.	A commission of an act of fraud with respect to NMRX; or
e.	A conviction of either a felony or a crime causing material harm to the standing or reputation of NMRX.

3.  The severance payment described in paragraph 2 shall be made to you in a lump sum on, or as soon as practicable after, the first business day following the sixth month anniversary of the Payment Event, or such earlier date following the Payment Event as may be permitted under Section 409A of the Code.

4.  Notwithstanding the foregoing, you acknowledge that your employment relationship with NMRX is at will and may be terminated by you or NMRX at any time, with or without cause or notice.

5.  In consideration of the granting of severance rights upon a Change in Control, you further agree that in the event you elect to terminate your employment with NMRX, you will give NMRX sixty (60) days prior notice in order to permit NMRX to effectuate an orderly transition.

Very truly yours,
NUMEREX CORP.

                                    By: /s/ Alan B. Catherall
                                    Alan B. Catherall
                                    Executive Vice President
                                    Chief Financial Officer

Accepted and Agreed

By: /s/ Stratton J. Nicolaides
       Mr. Stratton Nicolaides